Exhibit 3

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amended and Restated Stock Purchase Agreement (this “Agreement”) is entered into as of July 30, 2018 by and between Vintage Tributum LP, a Delaware limited partnership (the “Purchaser”), and Datatax Business Services Limited (“Datatax”), 714718 Alberta, Ltd. (“Alberta”) and Steven Ibbotson (“Ibbotson”) (Datatax, Alberta and Ibbotson, the “Sellers”). The Purchaser and the Sellers are referred to, each as a “Party,” and collectively as the “Parties.”

Recitals

A.	Datatax is the direct registered holder of 3,000,000 shares of Class A Common Stock of Liberty Tax, Inc., a Delaware corporation with common stock trading on the NASDAQ Global Market under the ticker symbol “TAX” (the “Company” and, such shares, the “Datatax Shares”). Alberta is the direct registered holder of 8,400 shares of Class A Common Stock of the Company (the “Alberta Shares”). Ibbotson is the direct registered holder of 95,137 shares of Class A Common Stock of the Company (the “Ibbotson Shares” and together with the Datatax Shares and the Alberta Shares, the “Common Shares”). The Common Shares constitute all of the outstanding equity interests owned by the Sellers in the Company. All of the Datatax Shares are subject to a securities pledge agreement in favor of Bank of Montreal (the “Pledged Shares” and, such agreement, the “Pledge Agreement”).
B.	Datatax now desires and voluntarily agrees to sell all 3,000,000 of its Common Shares to the Purchaser, Alberta desires to sell all 8,400 of its Common Shares to the Purchaser and Ibbotson desires to sell all 95,137 of his Common Shares to the Purchaser, and the Purchaser desires to purchase the 3,000,000 Common Shares offered by Datatax, the 8,400 Common Shares offered by Alberta and the 95,137 Common Shares offered by Ibbotson from the Sellers, pursuant to the terms hereof.

Agreement

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows (references to Sections shall refer to sections of this Agreement, unless otherwise specified):

1.      Share Purchase; Purchase Price.

(a)   Subject to the terms set forth herein, Sellers shall sell, deliver, and transfer the Common Shares to the Purchaser as promptly as practicable following the date hereof (such time, the “Effective Date”).

(b)   The purchase price for the Common Shares shall be $8.54 per share for an aggregate purchase price of $26,504,205.98 (the “Purchase Price”). Of the Purchase Price, $25,691,736 shall be paid to Bank of Montreal to satisfy certain obligations of Datatax secured by the Pledged Shares and $812,469.98 shall be paid to Ibbotson. Notwithstanding anything to the contrary in this Agreement, it is understood that Sellers will receive and are entitled to retain the dividend payments of $0.16 per share that the Company will pay on August 10, 2018.

(c)   On the Effective Date, Purchaser will deliver to Bank of Montreal and Ibbotson, in consideration of the Common Shares, the Purchase Price by wire transfer of immediately available funds, to the account(s) designated by Sellers.

(d)   On the Effective Date, Sellers shall transfer the Common Shares to the Purchaser by (i) irrevocably requesting that the Company irrevocably instruct its transfer agent to record such transfer immediately and issue and deliver in book-entry form the Common Shares in the name of the Purchaser and (ii) directing Bank of Montreal to take all actions necessary to remove its liens on the Pledged Shares and deliver the Pledged Shares to Purchaser. Sellers shall deliver to the Purchaser, either directly through the Company or indirectly through its transfer agent, a certified copy of an account statement demonstrating the transfer of the Common Shares to the Purchaser on the Company’s stock ledger in book-entry form (the “Evidence of Stock Ownership”). Purchaser shall be deemed the owner of all the Common Shares from and after the Effective Date and shall be entitled to all rights in respect thereof.

2.      The Sellers’ Representations and Warranties. Assuming the accuracy of the representations, warranties and agreements of the Purchaser contained in this Agreement, each Seller represents and warrants to the Purchaser, jointly and severally, as of the Effective Date, as follows:

(a)   Right, Title, and Interest. Except as provided in the Pledge Agreement, the Sellers are the lawful owners of the Common Shares, have good and marketable title to the Common Shares, and have all right, title, and interest in and to the Common Shares. The Sellers have full right and authority to deliver the Common Shares on the Effective Date in connection with this Agreement. Except as provided in the Pledge Agreement, the Common Shares are, and upon satisfaction of Datatax’s obligations pursuant to the Pledge Agreement as contemplated in Section 1 hereof, the Common Shares will be, free and clear of all liens, encumbrances, equities, security interests, rights of first refusal and any other claims whatsoever. Except as set forth in the Company’s Certificate of Incorporation, the Common Shares are not subject to any agreement, understandings, trusts, or other collaborative arrangements or understandings with any other party, including any special rights, preferences or privileges or additional obligations related to voting of the Common Shares or otherwise. No person or entity has any right (including, without limitation, any right of first refusal) to prevent the Sellers from transferring the Common Shares as contemplated by this Agreement, and, except as may be required under the Pledge Agreement and applicable federal or state securities laws and any rules or regulations promulgated thereunder or the rules of any securities exchange (collectively, “Securities Laws”), no person or entity has any right to receive notice of the transfer of the Common Shares as contemplated by this Agreement. The Sellers’ delivery of the Common Shares in accordance with the terms of this Agreement will pass full and valid title to the Common Shares free and clear of any security interests, claims, liens, rights of first refusal and any other encumbrance whatsoever. The Sellers are not aware of any basis for any disputes or challenges regarding the Sellers’ ownership of the Common Shares or regarding the Sellers’ sale of the Common Shares to the Purchaser, and no such disputes or challenges are pending or alleged.

(b)   Authority. The Sellers have full legal capacity to execute, deliver and perform this Agreement to which it is a party and to consummate the transactions contemplated hereby. The Sellers have sole dispositive and voting authority over the Common Shares, and have all requisite legal authority to execute and deliver this Agreement, to sell and deliver the Common Shares, and to carry out and perform all of Sellers’ obligations under this Agreement. This Agreement has been duly executed and delivered by the Sellers, constitutes the Sellers’ valid and binding obligation, and is enforceable in accordance with its terms. The Sellers have the capacity to act on the Sellers’ own behalf and on behalf of all who might claim through the Sellers to bind them to the terms and conditions of this Agreement. The Sellers have never filed any petition under applicable bankruptcy laws, no such petition has ever been filed involuntarily against the Sellers, no custodian or receiver has ever been appointed with respect to the Sellers’ assets, and the Sellers are not now insolvent (before giving effect to the sale of the Common Shares).

(c)   The execution and delivery by the Sellers of this Agreement, consummation of the transactions contemplated hereby that are required to be performed by the Sellers and compliance with the terms of this Agreement to which the Sellers are a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of the Sellers, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent (other than as provided in the Pledge Agreement), under any provision of any material contract to which any Seller is a party or by which any Seller or its properties is bound or affected, (c) conflict with or violate in any material respect any law applicable to the Sellers or by which any of their respective properties is bound or affected, or (d) result in the creation of, or require the creation of, any lien upon any shares of capital stock or any property of any Seller.

(d)   Value of Common Shares. The Sellers acknowledge that, in the future and depending on the success of the Company’s business, the market value of the Common Shares could become worth substantially more than the price at which the Purchaser is purchasing the Common Shares from the Sellers and is securing the Sellers’ other agreements as set forth in this Agreement. THE SELLERS ACKNOWLEDGE THAT, BY SELLING THE COMMON SHARES TO THE PURCHASER PURSUANT TO THIS AGREEMENT, THE SELLERS WILL NOT BENEFIT FROM ANY FUTURE APPRECIATION IN THE MARKET VALUE OF THE COMMON SHARES.

(e)   Adequacy of Payment. THE SELLERS AGREE THAT THE AMOUNT OF THE PAYMENT IS FAIR AND EQUITABLE TO THE SELLERS. THE SELLERS ACKNOWLEDGE THAT ARM’S-LENGTH NEGOTIATIONS BETWEEN THE PURCHASER AND THE SELLERS RESULTED IN THE SELLERS AGREEING TO THE SUFFICIENCY OF THE PAYMENT AND TO PERFORM THE SELLERS’ OTHER OBLIGATIONS SET FORTH IN THIS AGREEMENT IN EXCHANGE FOR THE PURCHASER’S PURCHASE OF THE COMMON SHARES.

(f)    Consents. Except for filings required under the Securities Exchange Act of 1934 or other applicable Securities Laws, no consent, approval, order, or authorization of, and no registration, qualification, designation, declaration, or filing or notice of or with any governmental authority, regulatory agency, stock exchange or third-party (“Consent”) is required in connection with the Sellers’ sale of the Common Shares to the Purchaser or with the consummation of the transactions contemplated by this Agreement, except for such Consents as have already been made, delivered or obtained.

(g)   No Legal, Tax, or Investment Advice. The Sellers have had an opportunity to review the federal, state, local, and foreign tax consequences of the Sellers’ sale of the Common Shares to the Purchaser. The Sellers understands that nothing in this Agreement or in any other materials presented to the Sellers in connection with the Purchaser’s purchase of the Common Shares or the Sellers’ other agreements under this Agreement constitutes legal, tax, or investment advice. The Sellers have consulted such legal, tax, and investment advisors as the Sellers, in the Sellers’ sole discretion, have deemed necessary or appropriate in connection with the sale of the Common Shares under this Agreement. THE SELLERS ACKNOWLEDGE THAT THE SELLERS WILL BE RESPONSIBLE FOR THE SELLERS’ OWN TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE SELLERS’ SALE OF THE COMMON SHARES TO THE PURCHASER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(h)   No Other Representations or Warranties. Except as expressly set forth in Section 2 of this Agreement, none of Sellers, the Company or any other person has made or makes any other express or implied representation or warranty, written or oral, on behalf of Sellers or the Company, including without limitation any representation or warranty as to the future revenue, profitability or success of the Company.

3.      The Purchaser’s Representations and Warranties. The Purchaser represents and warrants to the Sellers, as of the Effective Date, as follows:

(a)   The Purchaser has the full right, power, and authority to enter into and perform this Agreement and has, or has access to, capital in an amount that is sufficient to pay the Purchase Price as required by and in accordance with this Agreement.

(b)   The Purchaser has not entered into and is not bound by any contract or arrangement of any kind that conflicts with the terms of this Agreement or that might in any way limit, restrict, or impair the transfer of the Common Shares under this Agreement.

(c)   The Purchaser acknowledges that, the value of the shares on the date of purchase and in the future may be worth substantially less than the Purchase Consideration.

(d)   The Purchaser is (i) an “accredited investor” within the meaning of Rule 501(a)(3) under the United States Securities Act of 1933, as amended (the “Act”), and (ii) a sophisticated and financially capable investor with extensive knowledge and experience in investing in private equity transactions, which enables the Purchaser to properly evaluate the risks and merits of the transactions contemplated by this Agreement, including the purchase by Purchaser of the Common Shares for the Purchase Price (collectively, the “Transaction”), and the Purchaser is entering into the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks for an indefinite period of time. The Purchaser has determined, based on its own independent review and such professional advice as it deems appropriate, that the Transaction is consistent with its financial needs, objectives and condition.

(e)   The Purchaser acknowledges and agrees (i) that the Sellers or their affiliates may possess material nonpublic information regarding the Company and its condition (financial and otherwise), results of operations, businesses, properties, management, plans and prospects that may impact the value of the Common Shares (the “Company Information”), (ii) the Sellers shall not share and shall have no obligation to share any Company Information with the Purchaser, (iii) the Purchaser is not relying and is specifically disclaiming any reliance on any Company Information in agreeing to this Transaction, and (iv) the Sellers and their affiliates shall have no liability or obligation to the Purchaser or any other person, and the Purchaser hereby waives and releases the Sellers and their affiliates from any claims that they might have against the Sellers or their affiliates, whether under applicable Securities Laws or otherwise, with respect to the nondisclosure of the Company Information.

(f)    The Purchaser is acquiring the Common Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Act, in any manner that would be in violation of the Act. The Purchaser has not, directly or indirectly, offered any Common Shares to anyone or solicited any offer to buy any Common Shares from anyone, so as to bring the offer and sale of any Common Shares within the registration requirements of the Act. The Purchaser will not sell, convey, transfer or offer for sale any of the Common Shares it acquires except upon compliance with the Act and any applicable state securities or “blue sky” laws or pursuant to any exemption therefrom. The Purchaser understands that certain of the Common Shares may not be sold or otherwise disposed of unless such sale or disposition is registered under the Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder and that such Common Shares will bear a legend to such effect. The Purchaser has received and carefully reviewed the Company’s Annual Report of the Issuer on Form 10-K for the fiscal year ended April 30, 2017 and all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the Transaction.

(g)   The Purchaser has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. The Purchaser has made its own decision concerning the Transaction without reliance on any representation or warranty of, or advice from, the Sellers (except those explicitly set forth in Sections 2 and 6 hereof).

(h)   The Sellers are relying on a “Section 4(1½)” exemption of the Act in connection with the sale and purchase of certain of the Common Shares, and, upon transfer to the Purchaser, such Common Shares will continue to contain certain restrictive legends substantially similar to those set forth on the Common Certificates.

(i)     Purchaser hereby acknowledges responsibility for any reporting and filing obligations under Section 13 and 16 of the Securities Exchange Act of 1934 that it is required to make in connection with the purchase of the Common Shares.

(j)     The Purchaser is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Purchaser has full power and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by Purchaser of the transactions contemplated hereby that are required to be performed by Purchaser have been duly authorized by the partners of Purchaser in accordance with applicable law and the certificate of limited partnership and partnership agreement or other similar organizational documents of the Purchaser, and no other proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement. The Purchaser has all requisite legal authority to execute and deliver this Agreement, to purchase the Common Shares, and to carry out and perform all of Purchaser’s obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser, constitutes the Purchaser’s valid and binding obligation, and is enforceable in accordance with its terms. The Purchaser has the capacity to act on the Purchaser’s own behalf and on behalf of all who might claim through the Purchaser to bind them to the terms and conditions of this Agreement. The Purchaser has never filed any petition under applicable bankruptcy laws, no such petition has ever been filed involuntarily against the Purchaser, no custodian or receiver has ever been appointed with respect to the Purchaser’s assets, and the Purchaser is not now insolvent (before giving effect to the sale of the Common Shares).

(k)   The Purchaser acknowledges that (i) the Sellers are relying on the Purchaser’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the Transaction; and (ii) without such representations, warranties, and agreements, the Sellers would not enter into this Agreement or engage in the Transaction.

4.      Company Not Party. The Purchaser and the Sellers both acknowledge and agree that the Company is not a party to or bound by the terms of this Agreement in any manner and has made no representations or warranties to either the Purchaser or the Sellers or otherwise incurred any obligations in respect of the transactions contemplated by this Agreement. Nothing in this Section 4 shall be construed as imposing any limit, or having any effect, upon the rights of the Purchaser or the Sellers to assert any claims against the Company arising out of the Company’s public statements or filings with the Securities and Exchange Commission or any other Exchange on which the Company’s Common Stock is traded.

5.      Cooperation. The Parties will use commercially reasonable efforts to implement and consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver any further documents or instruments reasonably necessary or desirable to carry out the purposes and intent of this Agreement.

6.      Costs. The Parties will each bear their own costs, expert fees, attorneys’ fees, and other fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

7.      Irrevocable Waiver of Right to Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 7 ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

8.      No Representations. Neither Party has relied upon any representations or statements made by the other Party that are not specifically set forth in this Agreement.

9.      Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would result in the application of any law other than the law of the State of Delaware. If either Party shall commence any action, claim, suit, inquiry, notice of violation, proceeding or investigation (collectively, an “Action”), then the prevailing party in such Action shall be reimbursed by the other Party for any and all related costs, charges and expenses, including reasonable attorney’s fees. A Party that successfully moves to dismiss an Action is, without limitation, a prevailing Party. This Section 9 shall survive the expiration or early termination of this Agreement.

10.  Jurisdiction. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of such Party’s affiliates or against any party or any of such Party’s affiliates) shall be brought exclusively in any federal or state court in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that such party may now or hereafter have to the laying of the venue of any such Action in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such Party as provided hereunder shall be deemed effective service of process on such Party. This Section 10 shall survive the expiration or early termination of this Agreement.

11.  Entire Agreement. This Agreement constitutes the full and entire understanding between the Parties with regard to the Common Shares. With respect to the Common Shares, neither Party will be liable or bound to the other Party in any manner by any representations, warranties, or covenants except as specifically set forth in this Agreement.

12.  Waivers and Amendments. Either Party’s failure to enforce, or delay in enforcing, any provision of this Agreement will not be construed as a waiver of such provision and will not prevent that Party from subsequently enforcing each and every other provision of this Agreement. The rights granted to the Parties are cumulative and will not constitute a waiver of either Party’s right to assert all other legal and equitable remedies available to that Party. This Agreement may be amended only in writing and only if signed by the Purchaser and the Sellers.

13.  Notices. Any notice required or permitted under this Agreement will be given in writing or by electronic mail and will be deemed effectively given (a) upon personal delivery or (b) upon the date of delivery by electronic mail (with proof of delivery) or (c) five (5) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the appropriate Party at the electronic mail address or address provided on the signature page of this Agreement or at such other electronic mail address or such other address as such Party may designate by ten days’ advance written notice to the other Party.

14.  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be enforceable against the Parties actually executing such counterparts and all of which together will constitute one instrument.

15.  Section Headings. The section headings, titles, and subtitles contained in this Agreement are for convenience only and are not to be relied upon in construing the terms of this Agreement.

16.  Severability. If any provision of this Agreement, or the application of any such provision, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, then the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties as expressed in this Agreement. The Parties further agree to replace any such illegal, void, or unenforceable provision with a legal, valid, and enforceable substitute provision that will achieve, to the greatest extent possible, the economic, business, and other purposes of the illegal, void, or unenforceable provision.

17.  Successors and Assigns. This Agreement and Purchaser’s rights, duties, benefits, and obligations under this Agreement may be assigned, in whole or in part, and will inure to the benefit of, and be enforceable by, the Purchaser’s successors and assigns. This Agreement and the Sellers’ rights, duties, benefits, and obligations under this Agreement will inure to the benefit of, and be enforceable by the Sellers’ successors and assigns.

18.  Termination of this Agreement. Nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement.

*     *     *

The Parties have executed this Amended and Restated Stock Purchase Agreement as of the date listed above.

PURCHASER:

Vintage TRIBUTUM LP
a Delaware limited partnership

By: its general partner VINTAGE CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	Manager

Address:
4705 S. Apopka Vineland Road, Suite 206
Orlando, Florida 32819

[Signature Page to Amended and Restated Stock Purchase Agreement]

SELLERS:

DATATAX BUSINESS SERVICES LIMITED

By:	/s/ Steven Ibbotson
Name:	Steven Ibbotson
Title:	President
Address:
150 3015 5th Ave N.E. Calgary AB
T2A 6T8

714718 ALBERTA, LTD.

By:	/s/ Steven Ibbotson
Name:	Steven Ibbotson
Title:	President
Address:
150, 3015 5th Ave N.E. Calgary AB
T2A 6T8

STEVEN IBBOTSON

/s/ Steven Ibbotson

Address:
203 Eagle Pt, Canmore
AB T1W 3E6

[Signature Page to Amended and Restated Stock Purchase Agreement]